UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 19, 2010
Comarco, Inc.
(Exact name of registrant as specified in its charter)
000-05449
(Commission File Number)

California (State or other jurisdiction of incorporation)	95-2088894 (I.R.S. Employer Identification No.)

25541 Commercentre Drive, Lake Forest, California	92630-8870
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 599-7400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing
SIGNATURE

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On May 19, 2010, Comarco, Inc. (the “Company”) received a staff deficiency letter from The Nasdaq Stock Market (“NASDAQ”) indicating that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended January 31, 2010, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The NASDAQ Global Market under NASDAQ Listing Rule 5450(b)(1)(A). As of January 31, 2010, the Company’s stockholders’ equity was approximately $9.5 million.
NASDAQ has informed the Company that it has until July 6, 2010 to submit a plan advising NASDAQ of the action the Company has taken, or plans to take, to bring the Company into compliance with the NASDAQ Listing Rules. If NASDAQ does not accept the Company’s compliance plan, NASDAQ may then initiate delisting proceedings from The Nasdaq Global Market, at which time the Company may appeal the determination to a NASDAQ hearings panel. The Company currently intends to prepare a plan of compliance to submit to NASDAQ.
Alternatively, the Company has been informed by NASDAQ that it may elect to apply for a transfer of its securities to The Nasdaq Capital Market. Pursuant to the NASDAQ Listing Rules, in order to qualify for such a transfer, the Company must have stockholders’ equity of not less than $2.5 million, must have not less than 500,000 shares held by stockholders other than holders who are, directly or indirectly, officers, directors or holders of more than 10% of the Company’s total outstanding shares, and must meet certain other requirements. The Company believes that, as of the date of this filing, it is in compliance with the continued listing requirements of The Nasdaq Capital Market.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMARCO, INC. (Registrant)
Date: May 25, 2010	By:	/s/ Winston Hickman
Winston Hickman
Vice President and Chief Financial Officer